Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Third Quarter 2005 Results
(Broussard, La., Thursday, November 3, 2005) Superior Energy Services, Inc. (NYSE: SPN) today announced results for the third quarter ended September 30, 2005. For the quarter, revenues were $184.1 million, resulting in net income of $9.4 million or $0.12 diluted earnings per share, as compared to revenues of $152.5 million and net income of $11.3 million or $0.15 diluted earnings per share for the third quarter of 2004.
The company recorded $2.0 million in after-tax charges ($3.2 million pre-tax) for the reduction in value of oil and gas reserves and assets in the other oilfield services segment. The company took a $1.3 million charge ($2.1 million pre-tax) for the reduction in value of two of its mature properties. Earlier this year the company successfully restored production from wells at the properties after years of being shut-in. However, it was deemed uneconomical to perform additional production enhancement work to maintain production. The company also reduced the value of assets in the other oilfield services segment by $0.7 million ($1.1 million pre-tax) as a result of its decision to close its oil spill containment boom facility due to hurricane-related damage.
Net income without these charges would have been $11.4 million, or $0.14 diluted earnings per share for the third quarter ended September 30, 2005.
For the nine months ended September 30, 2005, revenues were $547.3 million and net income was $51.6 million or $0.65 diluted earnings per share, as compared to revenues of $406.5 million and net income of $23.6 million or $0.31 diluted earnings per share for the nine months ended September 30, 2004.
Third-party demand for most products and services was strong prior to Hurricanes Katrina and Rita. Despite the hurricanes, third quarter revenues increased over the second quarter for the well intervention, marine and rental tools segments. The company estimates the hurricane season resulted in deferred revenue opportunity in the range of $32.0 million and $35.0 million.
The company incurred approximately $6.5 million in hurricane-related expenses, including $2.0 million in relief aid for more than 560 employees; $2.0 million in equipment and facility losses and repairs; $1.5 million in storm-related payroll expenses, temporary lodging and miscellaneous and third-party expenses; and $1.0 million in repairs to oil and gas platforms. The company anticipates an additional $5.0 million to $6.0 million in hurricane-related expenses in the fourth quarter, mainly to complete repairs on the company’s oil and gas platforms.
The company estimates the overall impact of the hurricane season was a reduction in net income for the third quarter in the range of $0.20 to $0.22 diluted earnings per share.

CEO Terry Hall Comments
CEO Terry Hall commented, “The hurricanes adversely impacted what would have been a record third quarter for revenues and net income. Prior to the storms, production-related services, liftboats and rental tools in the Gulf of Mexico enjoyed stronger activity levels than the second quarter. Our oil and gas properties were producing on average 7,500 barrels of oil equivalent (“boe”) per day on days unaffected by hurricanes, including several days above 8,000 boe. In addition, our rental businesses grew as our international and domestic land activity increased.
“Our earnings power remains strong, but for different market-driven factors. Our focus is now on assisting our customers restore and revive their Gulf of Mexico oil and gas production. Activity levels across our segments are gradually increasing as some customers move from the damage assessment phase to platform and well work, including salvage, repairs and recovery. As we move through the fourth quarter, our oil and gas production should slowly resume as third party pipelines and refineries come on-line.
“In 2006, the Gulf of Mexico market should be very active with a combination of hurricane recovery projects and the resumption of pre-storm, production-related work and drilling activity. In addition, we expect continued market penetration on land and internationally for rental tools and well intervention services.”
Well Intervention Group Segment
Third quarter revenues for the Well Intervention Group segment were $63.4 million, a 6 percent increase from the third quarter of 2004 and a 4 percent increase from the second quarter of 2005. Coiled tubing, pumping and stimulation, hydraulic workover and structure removal services all showed sequential revenue increases. The segment’s gross profit percentage was lower sequentially due to a change in business mix as a result of less high-margin well control work and higher repair and maintenance expenses, labor costs and third party services.
Demand for production-related and decommissioning services is increasing as the industry moves to well recovery work. Activity has already returned to pre-storm levels for coiled tubing, hydraulic workover, well control, engineering and pumping and stimulation services.
Rental Tools Segment
Revenues for the Rental Tools segment were $61.7 million, 45 percent higher than the third quarter of 2004 and 1 percent higher than the second quarter of 2005. The small sequential improvement was due primarily to an increase in international rentals of drilling-related tools and on-site accommodations and accessories which offset the decline in Gulf of Mexico rentals. International rental revenues were approximately $15.4 million as compared to approximately $11.8 million in the second quarter of 2005.
Gulf of Mexico demand for drilling-related rentals such as drill pipe, stabilizers and specialty tubulars is increasing slowly, and the company believes demand will return to pre-storm levels by the end of the year as customers resume their drilling programs. Rentals of on-site accommodations are exceeding pre-storm levels.
Marine Segment
Superior’s marine revenues were $18.5 million, a 2 percent increase as compared to the third quarter of 2004 and a 1 percent increase as compared to the second quarter of 2005. Average fleet utilization was 76 percent as compared to 69 percent for the third quarter of 2004 and 73 percent for the second quarter of 2005. Average daily revenue in the third quarter was approximately $200,730, inclusive of subsistence revenue.
In October, liftboat activity has increased dramatically with every available liftboat currently working and dayrates above 2001 peak rates for all classes. Average daily revenue in October was approximately $321,000.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2005 and One Month Ended October 31, 2005
($ actual)

		3rd Quarter 2005		October 2005
		Average		Average
Class	Liftboats	Dayrate	Utilization	Dayrate	Utilization
145-155’	11	$6,270	77.6%	$8,511	84.2%
160’-175’	6	8,199	45.3%	11,988	94.6%
200’	4	10,228	91.0%	14,173	100.0%
230’-245’	3	13,993	94.2%	22,711	100.0%
250’	2	17,805	97.8%	25,017	98.4%
Other Oilfield Services Segment
Revenues in this segment were $22.5 million, a 10 percent increase as compared to the third quarter of 2004 and an 8 percent decrease as compared to the second quarter of 2005. Lower revenue is attributable to storm-related activity declines, especially a decline in drilling-related environmental services such as rig cleaning and non-hazardous oilfield waste treatment.
Demand for environmental services will be driven in large part by drilling activity, which is slowly increasing. Contract operations activity is returning to pre-storm levels as customers require personnel to assist in platform recovery and clean-up work.

Oil and Gas Segment
Oil and gas revenues were $21.8 million, a 53 percent increase as compared to the third quarter of 2004 and a 26 percent decrease from the second quarter of 2005. Third quarter production from SPN Resources was approximately 427,000 barrels of oil equivalent, net (boe) as compared to approximately 336,000 boe in the third quarter of 2004 and approximately 662,000 boe in the second quarter of 2005. Third quarter production was lower due to production deferral of approximately 220,500 boe as a result of the hurricanes.
Production at fields where third-party pipelines can accept product started on October 5, at which point the company was producing approximately 200 boe per day. On November 1, 2005, production was approximately 775 boe per day. Repairs continue at South Pass 60 and Ship Shoal 253, and with the exception of one platform at South Pass 60 contributing approximately 600 boe per day, the company expects to have all production on-line by year end.
The Company will host a conference call at 10 a.m. Central Time today. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 1567588. The replay is available beginning two hours after the call and ending November 10, 2005.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2005 and 2004
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Oilfield service and rental revenues	$162,337	$138,310	$470,151	$380,958
Oil and gas revenues	21,764	14,190	77,197	25,546

Total revenues	184,101	152,500	547,348	406,504

Cost of oilfield services and rentals	90,029	75,871	243,203	212,990
Cost of oil and gas sales	11,368	6,540	35,264	13,270

Total cost of services and sales	101,397	82,411	278,467	226,260

Depreciation, depletion, amortization and accretion	22,883	17,795	68,860	48,446
General and administrative expenses	37,583	29,637	103,133	79,625
Reduction in value of assets	3,244	—	3,244	—
Gain on sale of liftboats	—	—	3,269	—

Income from operations	18,994	22,657	96,913	52,173

Other income (expense):
Interest expense	(5,437)	(5,651)	(16,530)	(16,724)
Interest income	739	467	1,470	1,365
Equity in income of affiliates	558	588	1,336	892
Reduction in value of investment in affiliate	—	—	(1,250)	—

Income before income taxes	14,854	18,061	81,939	37,706

Income taxes	5,496	6,773	30,318	14,140

Net income	$9,358	$11,288	$51,621	$23,566

Basic earnings per share	$0.12	$0.15	$0.66	$0.32

Diluted earnings per share	$0.12	$0.15	$0.65	$0.31

Weighted average common shares used in computing earnings per share:
Basic	78,707	74,717	77,936	74,469

Diluted	80,168	75,686	79,423	75,212

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2005 AND DECEMBER 31, 2004
(in thousands)

	9/30/2005	12/31/2004
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$81,391	$15,281
Accounts receivable — net	182,416	156,235
Income taxes receivable	—	2,694
Notes receivable	4,017	9,611
Prepaid insurance and other	33,482	28,203

Total current assets	301,306	212,024

Property, plant and equipment — net	522,570	515,151
Goodwill — net	224,382	226,593
Notes receivable	28,798	29,131
Investments in affiliates	14,581	14,496
Other assets — net	7,144	6,518

Total assets	$1,098,781	$1,003,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,209	$36,496
Accrued expenses	69,297	56,796
Income taxes payable	9,167	—
Fair value of commodity derivative instruments	17,588	2,018
Current portion of decommissioning liabilities	10,084	23,588
Current maturities of long-term debt	11,810	11,810

Total current liabilities	157,155	130,708

Deferred income taxes	93,175	103,372
Decommissioning liabilities	107,646	90,430
Long-term debt	236,251	244,906
Other long-term liabilities	1,353	618

Total stockholders’ equity	503,201	433,879

Total liabilities and stockholders’ equity	$1,098,781	$1,003,913

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2005, June 30, 2005 and September 30, 2004
(Unaudited)
(in thousands)

	Three months ended,
Revenue	September 30, 2005	June 30, 2005	September 30, 2004
Well Intervention	$63,361	$60,652	$59,861
Rental tools	61,686	61,122	42,530
Marine	18,467	18,285	18,049
Other Oilfield Services	22,487	24,367	20,354
Oil and Gas	21,764	29,478	14,190
Less: Oil and Gas Eliminations(2)	(3,664)	(3,904)	(2,484)

Total Revenues	$184,101	$190,000	$152,500

	Three months ended,
Gross Profit(1)	September 30, 2005	June 30, 2005	September 30, 2004
Well Intervention	$21,501	$26,789	$25,519
Rental tools	39,694	42,245	27,186
Marine	6,628	5,819	5,856
Other Oilfield Services	4,485	6,108	3,878
Oil and Gas	10,396	18,387	7,650

Total Gross Profit	$82,704	$99,348	$70,089

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s five segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.